UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 25, 2008
FX REAL ESTATE AND ENTERTAINMENT INC.
(Exact name of registrant as specified in charter)

Delaware	001-33902	36-4612924
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	650 Madison Avenue	10022
	New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100
(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On November 25, 2008, FX Real Estate and Entertainment Inc.’s (the “ Company ”) subsidiaries that own its Las Vegas properties (the “ Las Vegas Subsidiaries ”) obtained from their lenders a temporary waiver of noncompliance with the debt-to-loan value ratio covenants set forth in the Amended and Restated Credit Agreements (referenced below) governing the outstanding $475 million mortgage loan on the Las Vegas properties (the “ Loan ”). The Loan’s financial covenants prescribe that as of the last day of each fiscal quarter the Las Vegas Subsidiaries must have (x) a ratio of (i) total consolidated indebtedness to (ii) the appraised value of the Las Vegas properties of less than 66.5% and (y) a ratio of (i) the aggregate principal amount of the Loan then outstanding to (ii) the appraised value of the Las Vegas properties of less than 39.0%. The Company previously announced that as of September 30, 2008, based on the appraised value of the Las Vegas properties, the Las Vegas Subsidiaries were out of compliance with these financial ratios and therefore in default under the Loan.
     Under the terms of the waiver, the Las Vegas Subsidiaries agreed to the first lien lenders (i) assuming control over the ability of the borrowers to convert between a Base Rate Loan and a Eurodollar Rate Loan, and (ii) obtaining sole and absolute discretion over the approval or disapproval of items submitted for reimbursement from borrowers’ Predevelopment Expense Reserve Account. In addition the borrowers agreed to pay an aggregate waiver fee to the first lien lenders of $580,519 and to pay all legal fees and expenses incurred by them in connection with the waiver.
     The waiver is effective through December 19, 2008 (the “Waiver Period”). The Las Vegas Subsidiaries’ failure to regain compliance with these financial ratios following expiration of the Waiver Period would constitute an event of default under the Loan. The Las Vegas Subsidiaries can regain compliance with the aforementioned ratios by voluntarily prepaying approximately $26 million of the Loan’s outstanding principal amount. Neither the Company nor the Las Vegas Subsidiaries have capital adequate to make such a payment at this time. The Company and/or the Las Vegas Subsidiaries would need to secure additional financing in order to prepay such amount and there can be no guarantee that such financing will be available on terms favorable to the Company’s or the Las Vegas Subsidiaries’ business or at all.
     Alternatively, the Las Vegas Subsidiaries may regain compliance by obtaining a second waiver or modification of the Loan’s financial covenants.
     The Loan is not guaranteed by the Company nor has the Company pledged any assets to secure the Loan. The Loan is secured by first and second lien security interests in substantially all of the assets of the Las Vegas Subsidiaries, including the Las Vegas properties.
     The Loan is governed by the terms and conditions of the Amended and Restated Credit Agreement, Senior Secured Term Loan Facility (First Lien), dated as of July 6, 2007, and the Amended and Restated Credit Agreement, Senior Secured Term Loan Facility (Second Lien) dated as of July 6, 2007, both of which are filed as exhibits to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-145672), as filed with the Securities and Exchange Commission on October 9, 2007.
     The foregoing description of the Loan does not purport to be complete and is qualified in its entirety by the complete text of these aforesaid Amended and Restated Credit Agreements, which are incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX REAL ESTATE AND ENTERTAINMENT INC.
By:	/s/ Mitchell J. Nelson
	Name:	Mitchell J. Nelson
	Title:	Executive Vice President, General Counsel and Secretary

     DATE: November 26, 2008